CAPEBANK

VIA HAND DELIVERY AND FIRST CLASS MAIL

September 21, 2015

Mr. Michael Devlin
President and Chief Executive Officer
Cape Bank
225 North Main Street
Cape May Court House, New Jersey 08210

Re: Notice of Renewal of Employment Agreement

Dear Mr. Devlin:

I am pleased to inform you that your Employment Agreement with Cape Bank, dated October 1, 2014, will be renewed for an additional year, effective October 1, 2015. Accordingly, pursuant to Section 2(a) of the Employment Agreement, the term of your Employment Agreement will continue until October 1, 2017. Please be advised that your "Base Salary," as defined in Section 4(a) of your Employment Agreement, is $400,000, which was effective January 1, 2015.

Sincerely,

CAPE BANK

By:
Benjamin D. Goldman
Compensation Committee Chairman